EXHIBIT 10.1

SECOND AMENDMENT TO EMPLOYMENT CONTRACT

This AMENDMENT (“Amendment”) is made as of the 30th day of June, 2006 (the “Amendment Date”), between NORWOOD H. DAVIS, III (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated December 31, 2004, as amended in August 2005 (the “Employment Contract”); and

WHEREAS, Employee and the Company desire to extend the term of the Employment Contract pursuant to section 6(e) of the Employment Contract, and further amend certain other terms and provisions thereof;

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1. Section 1 is amended by deleting the first sentence of Section 1 and replacing it in its entirety with the following:

“The Company hereby employs Employee for a period commencing on the Effective Date of this Employment Contract and ending on January 3, 2007 (the “Initial Term”) and for an extension period commencing on January 3, 2007 and ending on January 3, 2008 (such extension and any successive term agreed upon pursuant to Section 6(e), shall together with the Initial Term constitute the “Term” of the Employment Contract).”

2. Section 3(j) is added to the Employment Contract as follows:

“(j) Extension Incentive Compensation.

(i) The Company and Employee have agreed that the Employee shall receive a stock option to purchase 150,000 shares of the Company’s common stock (or such higher number of shares as the committee administering the TRX, Inc. Omnibus Incentive Plan, in its sole discretion, may determine) on November 1, 2006 with such option granted at an exercise price per share equal to the Fair Market Value (as defined in the TRX, Inc. Omnibus Incentive Plan) on the date of grant. One hundred percent (100%) of this option shall be exercisable on December 1, 2007; provided, however, that to receive the stock option, Employee must be an “active employee in good standing” (as defined in section 3(c) of this Employment Contract) on the date that the stock option is granted. Such option shall be issued under and subject to the TRX, Inc. Omnibus Incentive Plan as the same may be amended or replaced. In addition, the Company shall instruct the committee administering the TRX, Inc. Omnibus Incentive Plan to waive the restriction regarding transferability of awards in order to permit the Employee to transfer, at his election, the above stock option to an immediate family member, a trust (with beneficiaries of only immediate family members), or a family limited partnership (with general partners and limited partners of only immediate family members). Such stock options referenced herein shall be adjusted for any stock splits, stock dividends and similar events as to the number of shares issued.

(ii) In the event the Company adopts a new executive incentive plan on or after the Amendment Date and on or before November 1, 2006, Employee shall not receive the stock option referred to in Section 3(j)(i) above, but instead Employee shall be entitled to participate in such new executive incentive plan in a manner in which he receives value reasonably equivalent to such stock option (or such higher value as the committee appointed to administer such new executive incentive plan, in its sole discretion, may determine), but in no event less than the value he would have received pursuant to Section 3(j)(i).”

3. Section 3(k) is added to the Employment Contract as follows:

“(k) Contract Extension Bonus. The Company and Employee have agreed that the Company shall pay Employee a bonus equal to the Base Salary which will be earned and payable as follows: (i) one half (1/2) of the Employee’s Base Salary as of the Amendment Date shall be paid on the Amendment Date, and (ii) one half (1/2) of the Employee’s Base Salary as of the Amendment Date shall be paid on July 3, 2007; provided, however, the amount scheduled to be paid in Section 3(k)(ii) will be deemed unearned and thus not payable if the Company and Employee do not fully execute the Multi-Year Extension on or by July 3, 2007.”

4. Section 6(e) of the Employment Contract shall be amended by deleting the existing text in its entirety and replacing it with the following:

“(e) Multi-Year Extension. Employee and the Company shall negotiate a multiple year extension of this Employment Contract no later than six (6) months prior to January 3, 2008. Any agreement for such multiple year extension shall be in a writing signed by both parties (the “Multi-Year Extension”).”

5. Section 6(f) of the Employment Contract is amended by adding the following additional subparagraphs:

“(v) in the event the incentive compensation set forth in Section 3(j) has not been granted, such incentive compensation shall be granted on the termination date; and

(vi) the portion of the incentive compensation granted pursuant to Sections 3(j) and 6(f)(v) above that have not vested, shall become immediately vested and, if applicable, exercisable.”

6. Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

7. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the Amendment Date.

EMPLOYEE:

/s/ Norwood H. Davis, III
Norwood H. Davis, III

COMPANY:
TRX, INC.

By:	/s/ Johan G. Drechsel
Name:	Johan G. Drechsel
Title:	Chairman

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